Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vista Gold Corp. (the "Company") of our report dated March 12, 2014 relating to the consolidated financial statements of Midas Gold Corp. for the year ended December 31, 2013 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

Chartered Accountants

Vancouver, Canada

June 4, 2014